UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

Current Report

________________

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2003

Exact name of registrant as specified in its charter
Commission	and principal office address and telephone	State of	I.R.S. Employer
File Number	number	Incorporation	I.D. Number

1-16163	WGL Holdings, Inc	Virginia	52-2210912
1100 H Street, N.W.
Washington, D.C. 20080
(703) 750-2000

0-49807	Washington Gas Light Company	District of Columbia	53-0162882
	1100 H Street, N.W	and Virginia
Washington, D.C. 20080
(703) 750-4440

Former name or former address, if changed since last report: None

ITEM 5. OTHER EVENTS

District of Columbia Regulatory Matters

     On February 7, 2003, Washington Gas Light Company (Washington Gas or the Company), a wholly owned subsidiary of WGL Holdings, Inc., filed with the Public Service Commission of the District of Columbia (Commission) an application to increase rates. The request seeks to increase overall annual revenues in the District of Columbia by approximately $14.1 million, or 7.0 percent, to $214.2 million. The application seeks a return on common equity of 12.25 percent and an overall rate return of 9.25 percent. Revenue from the District of Columbia represents approximately 23 percent of total utility revenues.

     In June 2001, Washington Gas filed an application to increase annual revenues in the District of Columbia by approximately $16.3 million, or 6.8 percent. On October 29, 2002, the Commission issued an order directing a decrease in overall annual revenues in the District of Columbia of approximately $7.5 million. On November 7, 2002, Washington Gas filed with the Commission an Application for Reconsideration, which stayed the implementation of the revenue decrease. Other parties also filed Applications for Reconsideration. As of February 10, 2003, the Commission had not issued a final order in response to the Applications for Reconsideration. The rate request application filed February 7, 2003 does not reflect the effect of the revenue reduction indicated in the Commission’s October 29, 2002 order.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this Report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc.
and
Washington Gas Light Company
(Registrants)

Date: February 11, 2003	/s/ Mark P. O’Flynn

Mark P. O’Flynn
Controller
(Principal Accounting Officer)